Tektronix                                          FLYING COLORS
The best and the brightest.                        Value-Added Dealer Program


                          COMPUTER GRAPHICS GROUP

                        VALUE ADDED DEALER AGREEMENT

Dealer:      Cadapult Graphic Systems
             17 Arcadian Way Suite 104
             Paramus, NJ 07652

             Attn: Michael W. Levin

Agreement No. D3803

Effective Date: August 1, 1991

The parties to this Agreement are Tektronix, Inc., an Oregon corporation ("Tektronix") and the Dealer identified above ("Dealer").

PREAMBLE:

Tektronix sells and licenses certain computer graphics hardware, software and service products. Because of the technical nature of these products, proper customer service and support can be accomplished only through effective presale and postsale education, skilled technical advice and on-going, in-person customer contact. This requires trained and knowledgeable personnel to evaluate the customer's needs and demonstrate the features, benefits and operation of Tektronix products so that a complete solution can be provided for the customer.

The quality and effectiveness of a distribution network and the ability to distribute certain selected Tektronix products Into end user markets and applications not currently reached by Tektronix is important to Tektronix' ability to compete.

Tektronix has chosen to sell these products to end user customers through certain qualified dealers who have demonstrated the capability to provide the required customer service and support and to carry out the other responsibilities and obligations described in this Agreement.

Tektronix, In reliance on Dealer's representations and certifications, contained herein, desires to engage the services of Dealer as a value added dealer of certain Tektronix products.

Now, therefore, the parties agree to the following:

AGREEMENT:

1. Certification by Dealer. Dealer certifies that:

(i) Dealer is in the business of selling computer graphics products. individually or as integrated parts of systems. to end user customers who are not affiliated with Dealer,

(ii) Dealer's employees are adequately trained in selling computer graphics products and are capable of designing, installing and supporting Integrated systems that include such products;

(iii) Dealer's employees are capable of providing presale and postsale product education and applications training on Tektronix graphics printer products;

(iv) Dealer maintains a demonstration capability and product display capability sufficient to properly demonstrate the operation of Tektronix graphics printer products; and

(v) Dealer has adequate financial resources and/or lines of credits to assure payment for any products purchased under this Agreement and the fulfillment of its other obligations under this Agreement.

Dealer further certifies that the information that Dealer supplied Tektronix in connection with Dealer's application to become an authorized dealer of Tektronix graphics printer products, including, but not limited to, the information set forth in Dealer's application form, attached hereto as
Exhibit 1, is complete, current and accurate.

2. Definitions.

(i) Product. "Product" means the product manufacture by Tektronix listed on the attached Supplement, together with the related parts, accessories and supplies listed therein and any other products added from time-to-time by Tektronix, Tektronix reserves the right to withdraw any product from sale to Dealer upon not less than thirty (30) days' notice to Dealer.

(ii) List Price. "List Price" means the respective U.S. domestic list price established by Tektronix for the Product or service provided.

(iii) Primary Area of Responsibility. "Area" means that geographic area served by Dealer with face-to-face sales and support personnel.

3. Supplement. This Agreement anticipates the parties may execute one or more Supplements setting forth certain particulars with respect to the term of appointment, Products available for purchase, associated discounts and warranties.

4. Appointment and Privileges of Dealer. In reliance upon Dealer's certifications, Tektronix hereby appoints Dealer as an authorized Tektronix value added dealer of the Products, within their Area in the United States, for the term specified in the Supplement attached to this Agreement and any subsequent Supplement executed by Tektronix. The term of Dealer's appointment shall begin on the effective date of a respective Supplement and shall automatically renew for one year intervals, unless otherwise terminated as provided herein. As an authorized value added dealer, and in accordance with the provisions of this Agreement Dealer may:

(i) 1Purchase Products and service for the Products, at the discounts shown in a respective Supplement, for purposes of resale to end user customers within their Area in the United States at Dealer locations specifically authorized by Tektronix;

(ii) Advertise or otherwise hold itself out as an authorized Tektronix value added dealer of these Products; and,

(iii) Use Tektronix' trademark and advertising materials relating to the Tektronix Products in connection with Dealer's promotion and sale of such Products.

Dealer may not purchase Products under this Agreement for export outside the United States or for resale to customers whom Dealer knows, or has reason to know, intend to export the Products outside the United States. Dealer's appointment is expressly limited to Products listed in a respective Supplement and Dealer is not authorized to hold itself out as an authorized dealer of other Tektronix products

5. Dealer's Primary Area of Responsibility. Dealer's appointment is limited to resale to end user customers within the area specified as Dealer's Primary Area of Responsibility ('Area') in Exhibit 1 and Dealer shall concentrate its Product marketing effort in that area. Unless otherwise stated and approved by Tektronix, this Area shall be limited to a one hundred mile radius from Dealer's authorized selling location(s).

Dealer's Area is not an exclusive territory. Tektronix retains the right to and may appoint other value added dealers who may solicit business and sell Products within Dealer's Area. Tektronix also retains the right to solicit business through its own sales engineers and other employees, and to sell Products directly to all categories of customers within Dealer's Area. Tektronix shall have no obligation to Dealer to account for sales made by or through other value added dealers or Tektronix within Dealer's Area.

6. General Obligations As An Authorized Dealer.

A. Dealer accepts appointment by Tektronix a an authorized Tektronix value added Dealer and agrees to the terms and conditions of the appointment as described in this Agreement, agrees to maintain staff and programs sufficient to carry out the obligations undertaken hereunder, and further:

(i) Dealer shall use its best efforts to promote and sell the Products in at least the quantities specified in the current Supplement or as agreed between the parties;

(ii) Dealer shall maintain qualified, well-trained sales and support organization capable of representing, promoting, selling and supporting the Products and providing Product demonstration. instruction in use and application and assistance with minor field problems, all within Dealer's Area;

(iii) Dealer shall maintain demonstration capability as defined in Section 8 herein, at all times.

(iv) Dealer shall develop and maintain a market development program for the Product that focuses on specific application areas as agreed between the parties; and,

(v) Dealer shall acquire or provide for and maintain at its expense and in a manner satisfactory to Tektronix adequate facilities to demonstrate and market the Products and train customers in their use; and

(vi) Dealer shall maintain such records concerning its sales of Products and furnish to Tektronix such information as Tektronix may request, to enable Tektronix, (1) to comply with all federal, state or local laws or regulations relating to the sale, servicing or use of Products provided hereunder, (2) to ascertain Dealer's performance under this Agreement, and (3) to determine commissions payable to Tektronix' sales engineers (see Section 7).

B. Dealer shall conduct its affairs in an ethical and businesslike manner and shall neither cause nor permit disparagement of Tektronix or the Products by its employees: and,

(i) Dealer shall make no false or misleading representations regarding Products and make no representations or warranties on behalf of Tektronix except as authorized by Tektronix;

(ii) Dealer shall not commit or conspire to commit any illegal, deceptive, misleading, unethical or improper practice, or use Products as loss leaders in order to attract customers, or use illegal bait and switch methods or any other practices that might damage the reputation of Tektronix or its products;

(iii) Dealer shall not offer Products for sale solely by means of telephone solicitation or direct mail, but shall use methods that assure direct, personal contact with the customer within Dealer's Area. Tektronix Products shall not be solicited outside Dealer's Area.

(iv) Dealer shall advise Tektronix promptly of any complaints relating to the Products.

C. Dealer understands that Tektronix may conduct surveys of Dealer's customers in order to evaluate Dealer's performance under this Agreement. Tektronix may from time-to-time establish reasonable policies and change existing policies that apply to Dealer's obligations and Dealer agrees to comply with those policies upon receipt thereof.

7. Point of Sale and Inventory Reports. Dealer shall provide Tektronix on at least a monthly basis, and no later than ten (10) days following the dose of Dealer's monthly business cycle, a point of sale report on Products sold by Dealer. Tektronix will use this information to determine what commissions, if any, may be payable to Tektronix' sales engineers for such sales within the sales engineer's area of responsibility. The report shall be supplied on magnetic media or typed format. Said report will include the following information:

(i)      Customer location. address, zip code
(ii)     Contact name
(iii)     Product model number
(iv)     Quantity sold
(v)      Product serial number
(vi)     Date sold. date shipped

Dealer will provide Tektronix on a quarterly basis, and no later than twenty
(20) days following the close of the Dealer's quarter, an Inventory report of all Products remaining in Dealer's inventory as of the end of quarter. The report shall be supplied on the same media as the point of sale report and shall list Products by model number.

8. Demonstration Products. Within thirty (30) days of the Effective Date of this Agreement or prior to the first commercial order, whichever first occurs. Dealer will purchase for each model type authorized, at least2 one
(1) Product for the purpose of demonstration to Dealer's customers ("Demonstration Unit"). Within the same period Dealer will also purchase such additional Demonstration Units as may be necessary to provide reasonable access to a Demonstration Unit by Dealer's customers at all of Dealer's authorized sales locations. Dealer will maintain this level of demonstration inventory for the duration of the Appointment.

9. Obligations of Tektronix.

(i) Tektronix will use its best efforts to inform Dealer in advance of changes in Product availability, performance, serviceability, uses and applications.

(ii) Tektronix will provide reasonable levels of technical and Product related sales training to the Dealer's sales personnel at mutually agreeable times and locations.

(iii) Tektronix will make available to Dealer technical support through telephone communication with Tektronix' technical representatives.

(iv) Tektronix will provide to the Dealer reasonable quantities of promotional literature covering the Products.

(v) Tektronix will provide reasonable levels of sales support, including lead referrals, from an assigned Tektronix representative.

10. Account Management and Quarterly Review. Tektronix will assign to Dealer an account manager familiar with Dealer's products and the market for those products. The account manager will serve as Dealer's primary point of contact with respect to any matter arising under this Agreement and will meet with Dealer at least quarterly to review the progress and performance of both parties.

11. Price. The price charged Dealer for a Product ordered by Dealer for resale pursuant to this Agreement, will be the lower of the List Price in effect when Dealer's order is accepted by Tektronix or the List Price In effect when the Product is shipped, less the Product discount shown in the attached Supplement.

List Prices are subject to change by Tektronix with thirty (30) days prior written notice.

But for an incidental quantity purchased for internal use, Dealer shall be permitted to purchase Products at the discounts granted herein only if the Products are intended for resale or demonstration and are resold. If Dealer originally purchases a Product at a value added dealer discount and later uses the Product Internally In its business for other than the prescribed uses, Dealer shall notify Tektronix immediately and pay an amount equal to the value added dealer discount received on the Product.

Dealer shall be free to establish its own prices upon resale of the Products.

12. Price Protection. In the event that Tektronix decreases the List Price of any Product, Dealer will be entitled to a credit equal to the difference between the discounted price paid by Dealer, and the new decreased discounted price for the Product. Such credit will be applied to each affected Product in Dealer's Inventory on the effective date of the price change and received by Dealer in the sixty (60) day period prior to such date. A similar price adjustment will also be made on all such Products in transit to Dealer on the effective date of such price decrease.

Dealer shall submit to Tektronix, not later than ten (10) working days after the effective date of such price decrease, a report of Products in inventory as of the effective date. After Tektronix' verification of the Product inventory repeal, Tektronix will apply such credit to Dealer's account.

13. Placement of Orders. To order products for resale pursuant to this Agreement, Dealer shall submit written purchase orders that refer to this Agreement by number. Oral orders will be accepted if confirmed by receipt of a facsimile copy of the signed, written purchase order, and must be followed by the original within ten (10) working days. All purchase orders are subject to acceptance by Tektronix.

Each purchase order shall set forth the quantity and model number of the Products ordered, the requested date of shipment or shipping schedule, and the location(s) within the Dealer's Area to which the shipment(s) should be sent and any other shipping instructions. Purchase orders shall be submitted to: TEKTRONIX, INC., P.O. BOX 1000, M.S. 63-583, Wilsonville, Oregon 97070-1000

The terms and conditions of this Agreement shall govern all orders to the exclusion of any additional or different terms appearing in Dealer's purchase orders.

14. Scheduling of Shipments. Dealer may request in its order a specific shipping date or shipping schedule; however, Dealer may not request that Products be shipped later than three (3) months after the end of the current Supplement of the Agreement. Tektronix will schedule shipments for each purchase order based on Dealer's request and Tektronix' shipping capability at the time Dealer's order is accepted. Upon such acceptance, Tektronix will issue to Dealer a formal acknowledgment which will indicate the estimated shipping date(s).

Tektronix will use its best effort to ship on or before the estimated shipping dates indicated on its formal acknowledgment; except, that Tektronix will not ship before Dealer's requested shipping dates, if Dealer's purchase order so instructs.

Tektronix will not be liable for any delay of any shipments nor for any failure to deliver if such failure results from circumstances which are beyond its reasonable control or which would cause Tektronix to incur unreasonable expense in order to effect such a delivery. Tektronix shall not in any event be liable for any special, incidental or consequential damages resulting from any delay or inability to deliver.

15. Rescheduling and Cancellation. Dealer may request that orders be rescheduled or canceled only by written request submitted to the Tektronix sales office specified In Section 13, Placement of Orders. Any request to reschedule or cancel any single shipment of five (5) Products or more, which request is received less than fifteen (15) days before the scheduled shipping date, may be rejected as untimely or, at the option of Tektronix, may be accepted subject to payment of a rescheduling or cancellation charge in the amount of 5% of the undiscounted List Price of each product affected.

Any change in the quantity ordered or change to the Product may result In a change to the estimated shipping date for the affected Products. After receipt of notice of the change from Dealer, Tektronix may issue a revised acknowledgment with revised shipping dates.

16. Delivery. Delivery shall be F.O.B Tektronix' shipping dock. Delivery point shall be within the forty-eight (48) contiguous United States. In the absence of specific written instructions from Dealer, Tektronix will select the carrier, but Tektronix will not thereby assume any liability in connection with shipment. List prices do not include freight or insurance. If products are shipped freight prepaid, Tektronix will bill Dealer a freight charge for each such shipment, and if such shipments are insured, Tektronix will bill Dealer an insurance charge for each such shipment. These charges shall be paid by Dealer and will be shown as a separate item, identified as Transportation Services. on the invoice. Tektronix will ship only to destinations within the United States.

17. Taxes. List prices are exclusive of all state and local sales, use, excise, privilege and similar taxes. Such taxes imposed on Tektronix or which Tektronix has a duty to collect in connection with the sale or delivery of Products purchased pursuant to this Agreement shall be paid by the Dealer and will appear as separate items on the invoice. ff sales to Dealer are exempt from such taxes, Dealer shall furnish to Tektronix a certificate of exemption.

18. Payments. Dealer shall pay all amounts invoiced by Tektronix within thirty (30) days from the date of the invoice. Tektronix will submit an invoice to Dealer for each shipment at the time of shipment. If, in the judgment of Tektronix. Dealer's financial condition, Dealer's record of payments or Dealer's conduct does not justify shipment on such payment terms. Tektronix may refuse to ship unless it receives payment in advance or, at its option. payment upon delivery. A shipment rescheduled or canceled by Tektronix due to such conditions shall be subject to a reschedule or cancellation charge equal to 5% of the List Price of any product affected and such charge shall be applied for each reschedule or cancellation occurrence.

19. Software. The parties acknowledge that certain of the Products comprise or include computer programs distributed by Tektronix under written license agreement, a copy of which is usually packaged with the computer program. Notwithstanding any provision to the contrary contained in this Agreement, title to the computer programs shall be and remain with Tektronix or others from whom Tektronix has obtained a licensed right. As used in this Agreement, the term "purchase" or its equivalents when applied to software programs shall mean 'acquire under license.'

Dealer may acquire computer software under this Agreement for transfer to Dealer's end user customers only with the package unopened and the license agreements intact. Dealer may not copy or otherwise reproduce the computer programs nor transfer them to any other person or organization, for any purpose other than as expressly provided herein without the prior written consent of Tektronix.

20. Confidential Information. Dealer agrees to keep confidential technical information made available to it by Tektronix except insofar as disclosure is required in the distribution to customers of Dealer. Dealer shall also keep confidential the terms and conditions of the Agreement end information concerning business plans and strategies of Tektronix which are shared with Dealer.

21. Warranties. Tektronix warrants the Products purchased under this Agreement in accordance with the applicable warranty statement attached to a respective Supplement. Such warranties shall extend from Tektronix to Dealer's customers and commence upon shipment from Dealer to Dealer's customer. Dealer shall ensure that a copy of the respective Tektronix warranty statement is provided to Dealer's customer prior to or upon delivery of each Product. For any Product not delivered to Dealer's customer within six (6) months after shipment by Tektronix, Dealer shall reimburse Tektronix at Tektronix's then-current rates for any warranty service provided by Tektronix with respect to such Product.

Applicable warranties shall also extend from Tektronix to Dealer and in that case shall commence upon shipment from Tektronix to Dealer and terminate upon expiration of the applicable warranty period or upon sale to Dealer's customer, whichever occurs first.

Dealer shall notify Its customer's of any alterations made to a Product by Dealer and shall advise the customer that such alteration Is not covered by the Tektronix warranty.

THE WARRANTIES REFERRED TO HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. TEKTRONIX DISCLAIMS SPECIFICALLY THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

22. Infringement. Tektronix, at its expense, will defend Dealer and its customers against any claim based on an allegation that a product furnished hereunder infringes a patent or copyright of another in the United States or any other country in which Tektronix has previously introduced the product, and Tektronix will pay any resulting costs, damages, and attorney's fees finally awarded against Dealer or its customers that are attributable to such claim or will pay the part of any settlement that is attributable to such claim; provided, that 1) Dealer and/or its customers notify Tektronix promptly in writing of the claim, 2) Tektronix is permitted to control the defense or settlement of the claim. and 3) Dealer and its customers cooperate reasonably in such defense or settlement at Tektronix' expense.

In its defense or settlement of any such claim, Tektronix may 1) procure for Dealer and/or its customers the right to continue using the product, 2) modify the product so that it becomes noninfringing, or 3) replace the product with an equivalent product not subject to such claim. If the use of any product furnished hereunder is enjoined and none of the preceding alternative is reasonably available to Tektronix. Tektronix will provide Dealer and/or its customers an opportunity to return the product and receive a refund of the purchase price paid, less a reasonable allowance for use.

Tektronix shall have no liability to Dealer or to any of its customers for claims of infringement based upon 1) the use of any product in combination with any product not supplied by Tektronix or 2) the use of any product designed. manufactured. or modified to the specifications of Dealer or its customer.

The foregoing states the entire obligation and liability of Tektronix with respect to infringement and claims thereof.

23. Advertising. Dealer may advertise the fact that Dealer is an authorized value added dealer of Tektronix Products described in the attached Supplement and may include in Dealer's catalogs, brochures or other advertising material, reproductions of any advertisements used by Tektronix in connection with such Products; however, all advertising shall be subject to Tektronix' approval and shall follow such guidelines as Tektronix may require. Upon request by Dealer and to the extent possible. Tektronix will furnish film work or other appropriate material and brochures describing these products to assist Dealer in advertising such Products.

24. Use of Tektronix Trademarks. Dealer's use of Tektronix trademarks is restricted to display in or on signs, cards, brochures, data sheets, catalogs. advertising, and other materials produced or distributed in support of Dealer's promotion and sale of the Products. Dealer shall not use Tektronix trademarks on or in association with goods other than the Products and shall use only those trademarks which relate to the Products. Tektronix reserves the right to monitor and approve Dealer's use of Tektronix trademarks.

Whenever Dealer uses any Tektronix trademark, Dealer shall conform to the policies and practices prescribed by Tektronix and as determined by Tektronix trademark counsel. Upon termination of this Agreement, Dealer shall cease using or displaying Tektronix trademarks in connection with Dealer's business.

25. Termination and Expiration. Dealer's Appointment as an authorized Tektronix value added dealer shall automatically renew for one year intervals at the end of the period specified in a respective Supplement unless Dealer receives written notice of termination. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TEKTRONIX SHALL HAVE NO OBLIGATION TO RENEW DEALER AS AN AUTHORIZED TEKTRONIX VALUE ADDED DEALER, NOR TO PROVIDE ANY SUPPLEMENT BEYOND THE SUPPLEMENT INITIALLY ATTACHED TO THIS AGREEMENT.

Notwithstanding any other provision of the Agreement, either party may terminate for convenience the Dealer's appointment upon not less than thirty
(30) days written notice to the other party.

Tektronix may terminate this Agreement immediately in the event that:

(i) Dealer engages in an unlawful business practice or conduct prohibited in part b of Section 6, General Obligations As An Authorized Dealer;

(ii) Dealer breaches or defaults any provision of this Agreement unless such breach or default is corrected or cured within fifteen (15) days after receipt of written notice from Tektronix;

(iii) There is any material change or transfer in the management or control of Dealer, or any transfer of any substantial part of its business; or

(iv) Any conduct or proposed conduct of Dealer should expose or threaten to expose Tektronix to any liability or obligation under the Export
Administration Act of 1979, as amended, or any other provision of federal, state or local law.

Upon the expiration or termination of Dealer's appointment. Dealer shall cease representing itself as an authorized value added dealer of Tektronix

The expiration or termination of Dealer's appointment shall relieve Dealer of the responsibilities and obligations set forth in Sections 5 and 6 and shall relieve Tektronix of any obligation to offer Products to Dealer at the discounts granted herein or to accept purchase orders from Dealer. However, the expiration or termination of Dealer's appointment will not release either party from any obligation with respect to any Products that have been shipped.

If Dealer's appointment is terminated, Tektronix or Dealer may, at its option, cancel any further shipments on any outstanding purchase order without cancellation charge; except, Tektronix agrees to sell to Dealer any Products which Dealer is contractually obligated to furnish to a customer and which Dealer does not have in its inventory, provided that Dealer orders such Products within ten (10) days after the effective date of termination.

Upon the expiration or termination of Dealer's appointment and the request of either party, Dealer will sell and Tektronix will purchase any unsold Products at the net price paid by the Dealer provided the Products are deliverable as new, unused, in original cartons and are of current version.

Tektronix' acceptance of any purchase order after any notice of termination is given or after the expiration of Dealer's appointment shall not operate as a renewal of this Agreement or as a waiver or such termination or expiration.

Neither Tektronix nor Dealer shall be liable to the other, or to any other person for any losses or damages of any kind whatsoever, solely by reason of the expiration, termination or non-renewal of Dealer's appointment. Neither Tektronix nor Dealer shall make any claim against the other for loss of compensation or profits or loss of prospective compensation or prospective profits in respect of any sales contemplated or on account of any expenditures, investments, or commitments made by either party in reliance upon this Agreement or the continuation of Dealer's appointment.

26. Export Restrictions. Tektronix products, software and other technical data are of U.S. origin and, as such, are subject to export licensing and other restrictions under US. law. Dealer acknowledges this and will comply with all applicable restrictions on exports and re-exports, including obtaining any required U.S. government license, authorization, or approval.

If Dealer resells or otherwise disposes of any Tektronix products, software or other technical data, or the direct product of any such software or technical data, it will inform each transferee of such restrictions.

Dealer represents that it is knowledgeable about U.S. government export and re-export requirements or that it will become so prior to engaging, directly or indirectly, in any export or re-export transaction involving Tektronix products or technical data. Tektronix will, upon Dealer request, provide Dealer with current information regarding such restrictions. However, Tektronix has no obligation to apply for any license or approval on behalf of Dealer.

Tektronix shall have no liability for delayed delivery or non-delivery resulting from: (a) any governmental action under U. S. or other applicable law suspending or revoking a necessary export license or authorization, or
(b) any failure by Dealer to furnish reasonable assurance, upon request, of its compliance with applicable export requirements.

Dealer will indemnify and hold Tektronix harmless from and against any damage, liability, cost, including attorney fees, claim, investigation, proceeding or action that may be suffered or incurred, directly or indirectly, by Tektronix, Inc. or any of its subsidiaries or affiliates arising from or in connections with Dealer's non-compliance, whether intentional or unintentional, with the above requirements.

27. Title, Risk of Loss and Security Interest. Title and risk of loss for products purchased hereunder shall pass to Dealer upon tender of the products by Tektronix to the carrier. Tektronix reserves a security interest in each Product shipped until the entire amount due therefore has been paid.

28. Indemnity. The Dealer represents and warrants that it is not restricted by contract or otherwise from entering into this Agreement and that neither the entering into nor the performance of this Agreement by the Dealer will result in the breach of any obligation of the Dealer to any third party. Dealer affirms and warrants that it has not been requested by Tektronix to terminate any of its existing distribution arrangements for other products. Dealer agrees to indemnify Tektronix against any loss or expense resulting from any third party claims against Tektronix arising out of circumstances involving a breach by Dealer of any of the foregoing warranties.

29. Limitation of Liability. EXCEPT AS PROVIDED IN SECTION 23, IN NO EVENT SHALL TEKTRONIX BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF TEKTRONIX HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

30. Integration and Modification. This document (including the attached Supplement and Exhibit) contains the entire agreement between the parties relating to the purchase of the Products for resale. All prior agreements and all prior negotiations are superseded by this Agreement.

Except for changes in the Exhibit which may be changed by Tektronix as provided above, this Agreement may not be modified except by written documents signed on behalf of both parties. This Agreement contemplates the receipt of purchase orders which will be deemed to implement rather than modify this Agreement.

31. Notices. All notices required or authorized by this Agreement shall be given in writing and shall contain a reference to the Agreement number shown on the first page. Notices to Dealer shall be sent to Dealer's address also shown on the first page. Notices to Tektronix shall be sent to the attention of CONTRACT ADMINISTRATION MANAGER, COMPUTER GRAPHICS GROUP, M/S 60/470, P.O. BOX 1000, WILSONVILLE, OR 97070. A notice sent by certified mall shall be deemed effective on the date mailed.

32. Waiver. The failure of either party to enforce at any time or for any period of time the provisions hereof shall not be construed to be a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by either party to this Agreement, either express or implied, of any breech of any term, condition or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement.

33. Assignment. Neither this Agreement or any pads thereto, nor any purchase order submitted pursuant hereto may be assigned or transferred in whole or in part without the prior written consent of Tektronix. No attempt to assign or transfer in violation of this provision shall be valid or binding upon Tektronix.

34. Relations of Parties. The Dealer is an independent contractor buying and selling Products, and shall not act as agent of, incur any obligations in the name of, or make any guarantee or warranty on behalf of Tektronix.

35. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by the laws of the State of Oregon. Any litigation between the parties shall be commenced and prosecuted in the state and federal courts in Oregon.

36. Attorney's Fees. If litigation is commenced by Tektronix or by the Dealer to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees at trial and on appeal in addition to costs.

37 Documents Included. The following documents are included as a part of this Agreement.

Exhibit 1 Application Form
Supplement A


DEALER

By:
   --------------------------------------------------------

Authorized Representative

Name:
     ------------------------------------------------------
Type or Print

Title:
      -----------------------------------------------------

Date:
     ------------------------------------------------------


TEKTRONIX, INC.

By:
    -------------------------------------------------------
Authorized Representative

Name:  Frances L. Smith
     ------------------------------------------------------
Type or Print

Title:  Contractor Administrator
      -----------------------------------------------------

Date:  June 13, 1991
     ------------------------------------------------------

                           COMPUTER GRAPHICS GROUP

                         VALUE ADDED DEALER AGREEMENT

                                 SUPPLEMENT A

Dealer:      Cadapult Graphic Systems       Agreement No. D3803
             17 Arcadian Way Suite 104
             Paramus, NJ 07652              Supplement No. D3803201

             Attn: Michael W. Levin         Effective Date: August 1, 1991

The following terms and conditions are a part of the Agreement identified above between Tektronix Inc. ("Tektronix") and Dealer.

PRODUCTS, DISCOUNTS. The products available for Purchase under the Agreement and the associated discounts are as specified below:

PRODUCT(S) *
4694DX. 4694PE, 4694PX, 4694PXI, 4694SX, 4696, 4697SI
4698PXI
SERVICE INSTALLATION/SERVICE EXTENDED WARRANTY
ACCESSORIES
SUPPLIES for Products Included in Current Supplement
  As stated in the current Dealer Price List

SOFTWARE for Products Included in Current Supplement


DISCOUNT
30% + 3% Performance Bonus Discount ^
25% + 3% Performance Bonus Discount ^
30%
30%

10%/20%/22%

30%

* AUTHORIZATION: Each product requires separate authorization from Tektronix. Details of authorization may be obtained from the Tektronix Dealer Account Manager.

^ PERFORMANCE BONUS: In consideration for Dealer receiving shipments of at least $250,000 of Products during the immediate preceding term of appointment, Tektronix grants Dealer a Performance Bonus Discount off the List Price of Products ordered and shipped during the current term of appointment under this Supplement. If by the end of the third month after the Effective Date of this Supplement Dealer has not taken shipment of at least $75,000 of Products discounted purchase price, Tektronix reserves the right to discontinue the Performance Bonus Discount. Products ordered but not yet shipped prior to the date of reduction of discount shall receive the discount in effect at the time the order was accepted by Tektronix. In no event shall Dealer be required to refund or pay back any discount granted with respect to products shipped prior to the date of reduction of discount.

In the event Dealer continues to order and receive shipments totaling more than $300,000 of products, at discounted purchase prices during a current term of appointment and Dealer is authorized for 1-3 locations, Tektronix shall award Dealer a performance bonus in the amount of an additional 3% discount. For Dealers with greater than 3 authorized locations, $100,000 per additional authorized location is required in addition to the $300,000 described above.

The bonus will be applied as a credit note. Tektronix will then also grant Dealer an additional 3% discount on the list price of Products purchased during the remaining portion of the current Supplement.

TERM OF APPOINTMENT. The term of Dealer's appointment under this Supplement shall begin on the date shown above and shall end one year thereafter and is renewable for one-year terms.

OPTIONS. Any discount applicable to a product shall be applicable to any product-dependent options ordered with the product, except as otherwise stated above.

DEMONSTRATION PRODUCTS. Dealer may purchase a maximum of two (2) demonstration units per model number per year for each of its authorized sales locations at a 40% Dealer demonstration unit discount.

MINIMUM VOLUME EXPECTATION: The discount shown in this Supplement is based on a minimum net purchase volume of $100,000 during the term of the current Supplement. In the event the minimum purchase volume is not achieved, Tektronix' sole remedy shall be not to renew Dealer's Supplement.

WARRANTIES. The products listed above are warranted in accordance with the applicable warranty statement in Attachment 1.

DOCUMENTS INCLUDED. The following documents are included as part of this
Supplement:

Attachment I - Warranties

                                 ATTACHMENT I

                                   WARRANTY

WARRANTY FOR the 4696, 4697SI Printer Products

Tektronix warrants that the products that it manufactures and sells, of the types listed. will be free from defects in materials and workmanship for a period of three months from the date of shipment. If any such product proves defective during the initial three month period. Tektronix, at its option, either will repair the defective product without charge for parts and labor, or will provide a replacement in exchange for the defective product.

In order to obtain service under this warranty, Customer must notify Tektronix of the defect before the expiration of the respective warranty period and make suitable arrangements for the performance of service. Tektronix will provide such service at Customer's site without charge during the warranty period, if the service is performed within the normal on-site service area. Tektronix will provide on-site service outside the normal on-site service area only upon prior agreement and subject to payment of all travel expenses by Customer. When or where on-site service is not available, Customer shall be responsible for packaging and shipping the defective product to the service center designated by Tektronix, with shipping charges prepaid. Tektronix shall pay for the return of the product to Customer if the shipment is to a location within the country in which the Tektronix service center is located. Customer shall be responsible for paying all shipping charges, duties, taxes, and any other charges for products returned to any other locations.

This warranty shall not apply to any defect, failure or damage caused by improper use of or improper or inadequate maintenance and care. Tektronix shall not be obliged to furnish service under this warranty a) to repair damage resulting from attempts by personnel other than Tektronix representatives to install, repair or service the product; b) to repair damage resulting from improper use or connection to incompatible equipment; or c) to service a product that has been modified or integrated with other products when the effect of such modification or integration increases the time or difficulty of servicing the product.

WARRANTY for the 4694xxx and 4698 Printer Products

Tektronix warrants that the products that it manufactures and sells of the types listed above will be free from defects in materials and workmanship for a period of one (1) year from the date of shipment. If any such product proves defective during this warranty period, Tektronix, at its option, either will repair the defective product without charge for parts and labor, or will provide a replacement in exchange for the defective product.

In order to obtain service under this warranty, Customer must notify Tektronix of the defect before the expiration of the warranty period and make suitable arrangements for the performance of service. Customer shall be responsible for packaging and shipping the defective product to the service center designated by Tektronix, with shipping charges prepaid. Tektronix shall pay for the return of the product to Customer if the shipment is to a location within the country in which the Tektronix service center is located. Customer shall be responsible for paying all shipping charges, duties, taxes, and any other charges for products returned to any other locations.

This warranty shall not apply to any defect, failure or damage caused by improper use or improper or inadequate maintenance and care. Tektronix shall not be obligated to furnish service under this warranty a) to repair damage resulting from attempts by personnel other than Tektronix representatives to install, repair or service the product; b) to repair damage resulting from improper use or connection to incompatible equipment; or c) to service a product that has been modified or integrated with other products when the effect of such modification or integration increases the time or difficulty of servicing the product.


THE ABOVE WARRANTY IS GIVEN BY TEKTRONIX WITH RESPECT TO THE LISTED PRODUCTS IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED. TEKTRONIX AND ITS VENDORS DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TEKTRONIX' RESPONSIBILITY TO REPAIR OR REPLACE DEFECTIVE PRODUCTS IS THE SOLE AND EXCLUSIVE REMEDY PROVIDED TO THE CUSTOMER FOR BREACH OF THIS WARRANTY. TEKTRONIX AND ITS VENDORS WILL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGE IRRESPECTIVE OF WHETHER TEKTRONIX OR THE VENDOR HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.